SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25


                           NOTIFICATION OF LATE FILING

[ ] Form  10-K  and  Form  10-KSB     [ ] Form  11-K      [ ] Form  20-F
[X] Form  10-Q  and  Form  10-QSB     [ ] Form  N-SAR     [ ] Form  N-CSR

     For  Period  Ended:  September  30,  2006

[ ] Transition  Report  on  Form  10-K    [ ] Transition  Report  on  Form  10-Q
[ ] Transition  Report  on  Form  20-F    [ ] Transition  Report  on  Form N-SAR

     For  the  Transition  Period  Ended:

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

________________________________________________________________________________

                        PART I -- REGISTRANT INFORMATION

                                 TWL Corporation
                                 ---------------
                             Full Name of Registrant

                           4101 International Parkway
                           --------------------------
            Address of Principal Executive Office (Street and Number)

                              Carrollton, TX 75007
                              --------------------
                            City, State and Zip Code


                       PART II -- RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)



          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or
 [X] portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the 5th calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     The compilation, dissemination and review of the information required to be presented in the Form 10-QSB for the relevant fiscal quarter has imposed time constraints that have rendered timely filing of the Form 10-QSB impracticable without undue hardship and expense to the registrant. The registrant undertakes the responsibility to file such quarterly report no later than the 5th calendar day following the prescribed due date.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Patrick  R.  Quinn,  CFO          (972)                        309-4000
         (Name)                (Area  Code)               (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                         [X] Yes     [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                         [ ] Yes     [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                     ------
                                 TWL Corporation
                                 ---------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November  14,  2006               /s/Dennis  J.  Cagan
                                          --------------------
                                      By:    Dennis  J.  Cagan
                                   Title:    Chief  Executive  Officer